EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the incorporation by reference of our report dated February 26, 2010, in the Registration Statement on Form S-8 (“the Registration Statement”) of Citigroup Inc. and subsidiaries (“Citigroup”) relating to Citigroup’s issuance of shares under the Citigroup 2009 Stock Incentive Plan, with respect to the consolidated balance sheets of Citigroup as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2009 and 2008. We also consent to the incorporation by reference of our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting as of December 31, 2009. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2009, in Citigroup’s methods of accounting for other-than-temporary impairments on investment securities, business combinations, noncontrolling interest in subsidiaries and earnings per share.

/s/ KPMG LLP

April 21, 2010

New York, New York